EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of June 29, 2005

by and among

SQUARE D COMPANY

SCHNEIDER ELECTRIC SA

HERA ACQUISITION CORP.

and

JUNO LIGHTING, INC.

Glossary of Defined Terms

1993 Option Plan	6
1999 Incentive Plan	6
Acquisition Proposal	27
Affiliate	43
Agreement	1
Associate	43
Audits	14
beneficial ownership	43
beneficially own	43
Business Day	44
Certificate	3
Certificate of Merger	2
Change of Control	33
Claim	30
Closing	2
Closing Date	2
Code	5
Common Stock	7
Company	1
Company Adverse Recommendation Change	28
Company Disclosure Schedule	7
Company Financial Advisor	20
Company Group	16
Company Owned Intellectual Property	18
Company Plan	13
Company Recommendation	28
Company Representatives	26
Company SEC Reports	11
Company Securities	9
Company Stock Option	6
Company Stockholder Meeting	26
Company Subsidiaries	44
Confidentiality Agreement	25
Copyrights	18
D&O Insurance	31
DGCL	2
Dissenting Shares	4
Effective Time	2
Employee Stock Purchase Plan	7
Encumbrances	17
Environmental Laws	16
ERISA	12
ERISA Affiliate	12
Exchange Act	11
Foreign Antitrust Laws	11

v

Government Antitrust Entity	29
Governmental Entity	11
Guarantor	1
HSR Act	11
Indebtedness	44
Indemnified Person	30
Industries	44
Intellectual Property	19
know	44
knowledge	44
Laws	44
Lease	17
Liens	44
Material Adverse Effect	44
Material Contract	19
Merger	2
Merger Consideration	1
Merger Sub	1
Notice of Adverse Recommendation	28
Obligation	45
Option Consideration	6
Outside Date	36
Outstanding Preferred Stock	8
Owned Real Property	17
Parent	1
Parent Material Adverse Effect	45
Patents	19
Paying Agent	4
Payment Fund	4
Permits	16
Permitted Encumbrances	17
Permitted Liens	45
Person	45
Plan	13
Post-Closing Tax Period	15
Preferred Merger Consideration	1
Preferred Shares	1
Preferred Stock	7
Proxy Statement	25
Required Company Vote	20
SEC	11
Series A Preferred Share	1
Series A Preferred Stock	8
Series B Preferred Share	1
Series B Preferred Stock	8
Share	1

SOX	11
Stock Option Plans	6
Subsidiary	45
Superior Proposal	27
Surviving Corporation	2
Takeover Statute	20
Tax	16
Tax Returns	16
Taxes	16
Termination Expenses	39
Termination Fee	39
Trade Secrets	19
Trademarks	19
U.S. GAAP	11
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 29, 2005, is by and among Square D Company, a Delaware corporation (“Parent”), Hera Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Juno Lighting, Inc., a Delaware corporation (the “Company”), and solely for the purposes of Article IV and Section 9.12 of this Agreement, Schneider Electric SA (“Guarantor”).

RECITALS

          WHEREAS, the Board of Directors of each of Merger Sub and the Company has approved and declared advisable and fair to, and in the best interests of, their respective stockholders, this Agreement and the transactions contemplated hereby, including the Merger, in which (i) each issued and outstanding share (a “Share”) of common stock, par value $0.001 per share, of the Company not owned by Parent, Merger Sub or the Company, other than Dissenting Shares (as defined below), will be converted into the right to receive $44.00 in cash, without interest (the “Merger Consideration”), and (ii) each issued and outstanding share of Series A Convertible Preferred Stock (a “Series A Preferred Share”), par value $0.001 per share, and share of Series B Convertible Preferred Stock (a “Series B Preferred Share,” and collectively with the Series A Preferred Shares, the “Preferred Shares”), par value $0.001 per share, of the Company not owned by Parent, Merger Sub or the Company, other than Dissenting Shares, will be converted into the right to receive the product of the Merger Consideration multiplied by the number of Shares into which such Preferred Share is convertible determined as of immediately prior to the Effective Time in cash, without interest (the “Preferred Merger Consideration”), and all subject to any applicable withholding tax specified in Section 2.03(e);

          WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to acquire the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and certain holders of the Series A Preferred Shares and the Shares have entered into a Stockholders Voting Agreement (the “Voting Agreement”), pursuant to which, among other things, such holders have agreed to vote Shares and Series A Preferred Shares held by them in favor of adoption of this Agreement; and

          WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

          SECTION 1.01. The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

          SECTION 1.02. Closing of the Merger. The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be agreed to by Parent and the Company, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, unless another time, date or place is agreed to in writing by the parties hereto.

          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, as soon as practicable on the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as the parties shall agree and as shall be provided in the Certificate of Merger (the “Effective Time”).

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall continue its corporate existence under the DGCL and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

          SECTION 1.05. Certificate of Incorporation and Bylaws.

          (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that the name of Merger Sub shall be amended therein to be “Juno Lighting, Inc.”, subject to the provisions of Section 6.06.

          (b) The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with such Bylaws, the Certificate of Incorporation and the DGCL, subject to the provisions of Section 6.06.

          SECTION 1.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected or appointed and qualified.

          SECTION 1.08. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

CONVERSION OF SECURITIES

          SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any capital stock of the Company or Merger Sub:

          (a) Common Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share and Preferred Share that is held by the Company as treasury stock or that is owned by Parent or any of its or the Company’s respective wholly-owned Subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Shares and Preferred Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.01(b) and any Dissenting Shares) shall be converted into the right to receive the Merger Consideration. Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares to be canceled in accordance with Section 2.01(b) and any Dissenting Shares) shall be converted into the right to receive the Preferred Merger Consideration. At the Effective Time, all such Shares and Preferred Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Shares or Preferred Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or Preferred Merger Consideration, respectively, with respect to each such Share or Preferred Share, subject to any applicable withholding tax specified in Section 2.03(e).

          SECTION 2.02. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares and Preferred Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration or the Preferred Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares and Preferred Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration or the Preferred Merger Consideration with respect to each such Share or Preferred Share, subject to any applicable withholding tax specified in Section 2.03(e). The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares or Preferred Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

          SECTION 2.03. Exchange of Certificates.

          (a) Paying Agent. As soon as practicable following the date of this Agreement and in any event not less than 20 days before the Closing Date, Parent shall appoint a national bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the Merger Consideration and the Preferred Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, no later than the Closing Date, Parent shall deposit with the Paying Agent sufficient funds to make the payments due pursuant to Section 2.01(c) upon surrender of Certificates (such funds being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

          (b) Exchange Procedure. As soon as reasonably practicable following the date of this Agreement and in any event not less than 15 days before the Closing Date, Parent shall cause the Paying Agent to make available upon request a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender upon or after the Effective Time of a Certificate in exchange for the Merger Consideration or the Preferred Merger Consideration with respect to each Share or Preferred Share formerly represented by such Certificate. As soon as reasonably practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate, who has not previously submitted a duly executed letter of transmittal, such form of letter of transmittal and instructions. If a holder surrenders to the

Paying Agent a Certificate, together with such letter of transmittal duly executed, at least two Business Days prior to the Closing Date and such holder is the record holder, as of the Closing Date, then the holder of such Certificate shall be paid on the Closing Date in exchange therefor cash in an amount equal to: (i) in the case of Certificates for Shares, the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration (subject to any applicable withholding tax as specified in Section 2.03(e)), or (ii) in the case of Certificates for Preferred Shares, the product of the number of Preferred Shares represented by such Certificate multiplied by the Preferred Merger Consideration (subject to any applicable withholding tax as specified in Section 2.03(e)), and such Certificate shall forthwith be canceled. If a holder surrenders to the Paying Agent a Certificate, together with such letter of transmittal duly executed, any time after two Business Days prior the Closing Date, and such holder is the record holder, as of the Closing Date, then the holder of such Certificate shall be paid as soon as reasonably practicable in accordance with the immediately preceding sentence, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

          (c) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration or Preferred Merger Consideration with respect to the Shares or Preferred Shares formerly represented thereby.

          (d) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration or Preferred Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration and Preferred Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares or Preferred Shares such amounts as are required to be withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Preferred Shares in respect of which such deduction and withholding was made.

          (f) No Further Ownership Rights; Closing of the Company’s Transfer Books. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares or Preferred Shares formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of Shares or Preferred Shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration or Preferred Merger Consideration, as applicable, as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

          (g) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent in direct obligations of the U.S. Treasury, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

          (h) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Merger Consideration or Preferred Merger Consideration, as applicable, without any interest thereon. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          SECTION 2.04. Company Stock Options.

          (a) Parent and the Company shall take all actions necessary to provide that each outstanding option to purchase Shares granted under the Company’s 1999 Stock Award and Incentive Plan, as amended (the “1999 Incentive Plan”), and the Company’s 1993 Option Plan, as amended (the “1993 Option Plan,” and together with the 1999 Incentive Plan, the “Stock Option Plans”) that is outstanding at the Effective Time, whether vested or unvested (each, a “Company Stock Option”), will be cancelled as of the Effective Time in exchange for the right to promptly receive an amount in cash, without interest, with respect to each Share then subject to such Company Stock Option, equal to the excess, if any, of the Merger Consideration over the exercise price for such Share under such Company Stock Option (such amount being hereinafter referred to as the “Option Consideration”), subject to applicable income and employment tax withholding amounts required to be withheld by the Company or any Company Subsidiary under any applicable Law.

          (b) If and to the extent necessary or required by the terms of the Stock Option Plans or pursuant to the terms of any Company Stock Option granted thereunder, the Company shall use its reasonable best efforts to obtain the consent of each holder of outstanding Company Stock Options to the foregoing treatment of such Company Stock Options.

          SECTION 2.05. Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take (or cause to be taken) such actions with respect to the Company’s 1996 Employee Stock Purchase Plan, as amended and restated (the “Employee Stock Purchase Plan”), as may be necessary or appropriate (i) to preclude the commencement of any new accumulation period as defined or described thereunder, from or after the Effective Time, and (ii) to terminate any current accumulation period no later than the last payroll date immediately preceding the Effective Time and shall cause all funds then accumulated in participants’ accounts as of the date the options have been terminated to be returned to participants as soon as administratively feasible. Prior to the Effective Time, the Company shall take (or cause to be taken) such actions as may be necessary or appropriate so that the Employee Stock Purchase Plan and any and all rights under any provisions thereof shall terminate as of the Effective Time, without any action on the part of the Company or any other Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth with respect to a specifically identified representation and warranty referenced in the disclosure schedule dated the date hereof, delivered by the Company to Parent prior to the execution of this Agreement and designated therein as the Company Disclosure Schedule (the “Company Disclosure Schedule”) and with respect to any other representation and warranty to the extent that it is reasonably apparent from the face of any such disclosure on the Company Disclosure Schedule that such disclosure should qualify such other representation and warranty, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

          SECTION 3.01. Organization and Qualification. The Company and each Company Subsidiary is a duly organized and validly existing corporation or other entity in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of formation, with all corporate or other power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where any failures of such organization, existence, good standing, power and qualification have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent and Merger Sub accurate and complete copies of its Certificate of Incorporation and Bylaws as currently in effect.

          SECTION 3.02. Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 45,000,000 Shares, par value $0.001 per share (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), of which 1,060,000 shares have been designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and of which 3,500 shares have been designated Series B Convertible Preferred Stock (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Outstanding Preferred Stock”).

          (b) The capitalization of the Company is as follows:

     (i) As of June 24, 2005, 2,855,493 Shares were issued and outstanding;

     (ii) As of the date hereof, 1,060,000 shares of Series A Preferred Stock were issued and outstanding; each Series A Preferred Share was convertible into 5.660659 fully paid and nonassessable shares of Common Stock (being the number determined by dividing (A) $109.93 (being the “Stated Amount” per share then in effect with respect to the Series A Preferred Stock, as defined in the Company’s Certificate of Incorporation) by (B) the conversion price of $19.42 per share (being the “Stated Amount Conversion Price” then in effect with respect to the Series A Preferred Stock, as defined in the Company’s Certificate of Incorporation). In addition to the foregoing, as of the date hereof, each Series A Preferred Share was entitled to receive approximately $13.03 in accumulated but unpaid dividends, which, if not earlier paid may be converted into approximately 0.4965 shares of Common Stock (being the amount of accumulated but unpaid dividends per share with respect to the Series A Preferred Stock as of such date divided by the conversion price of $26.25 per share (being the “Cash Dividends Conversion Price” then in effect with respect to the Series A Preferred Stock, as defined in the Company’s Certificate of Incorporation)); provided that such shares of Common Stock may not be issued before the “Deferred Dividend Due Date” (as defined in the Company’s Certificate of Incorporation, which Deferred Dividend Due Date has not occurred and will not occur before the Effective Time). Each Series A Preferred Share will be entitled to receive additional dividends after such date and until and including the Closing Date, as set forth in the Company’s Certificate of Incorporation;

     (iii) As of the date hereof, 3,500 shares of Series B Preferred Stock were issued and outstanding; each Series B Preferred Share was convertible into 5.127188 fully paid and nonassessable whole shares of Common Stock (being the number determined by dividing (A) $99.57 (being the “Series B Stated Amount” per share then in effect with respect to the Series B Preferred Stock, as defined in the Company’s Certificate of Incorporation) by (B) the conversion price of $19.42 per share (being the “Series B Stated Amount Conversion Price” then in effect with respect to the Series B Preferred Stock, as defined in the Company’s Certificate of Incorporation). In addition to the foregoing, as of the date hereof, each Series B Preferred Share was entitled to receive approximately $11.80 in accumulated but unpaid dividends, which, if not earlier paid may be converted into approximately 0.4497 shares of Common Stock (being the amount of accumulated but unpaid dividends per share with respect to the Series B Preferred Stock as of such date divided by the conversion price of $26.25 per share (being the “Series B Cash Dividends Conversion Price” then in effect with respect to the Series B Preferred Stock, as defined in the Company’s Certificate of Incorporation)); provided that such shares of Common Stock may not be issued before the “Deferred Dividend Due Date” (as defined by the Company’s Certificate of Incorporation, which Deferred

Dividend Due Date has not occurred and will not occur before the Effective Time). Each Series B Preferred Share will be entitled to receive additional dividends after such date and until and including the Closing Date, as set forth in the Company’s Certificate of Incorporation;

     (iv) As June 24, 2005, no Shares were issued and held in the Company’s treasury;

     (v) As of June 24, 2005, Company Stock Options to purchase an aggregate of 1,133,893 Shares under the 1999 Incentive Plan and an aggregate of 8,450 Shares under the 1993 Option Plan were issued and outstanding; and

     (vi) The aggregate amount of payroll deductions accumulated under the Employee Stock Purchase Plan as of June 24, 2005 was $441,133.38.

Since June 24, 2005 (or, if another date is stated above with respect to any item, since such date), the Company has not issued any Shares or shares of Preferred Stock (other than the issuance of Shares (x) upon the exercise of Company Stock Options outstanding on such date, or (y) issued or issuable pursuant to the terms Employee Stock Purchase Plan) and has not granted any new options, warrants or rights or entered into any other agreements or commitments to issue any Shares or shares of Preferred Stock and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares and shares of Outstanding Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Except for the transactions contemplated by this Agreement and except as described above (including the Employee Stock Purchase Plan), there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the Shares or Preferred Shares. There are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any Company Securities other than the Preferred Stock pursuant to the express terms thereof. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company or any Company Subsidiary.

          (c) All outstanding shares of capital stock of, or other equity interest in, each Company Subsidiary (i) have been validly issued and are fully paid and nonassessable and (ii) are free and clear of all Liens other than Permitted Liens. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company Subsidiaries are beneficially owned, directly or indirectly, by the Company. There are no outstanding (i) securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in such Company Subsidiary, (ii) options, warrants, rights or other agreements or commitments to acquire from any Company Subsidiary, or obligations of any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) such Company Subsidiary, or (iii) obligations of any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in such Company Subsidiary.

          (d) Section 3.02 of the Company Disclosure Schedule sets forth a complete list as of June 24, 2005 of each outstanding Company Stock Option, including the holder, date of grant, whether issued under the 1999 Incentive Plan or the 1993 Option Plan, the exercise price and number of Shares subject thereto.

          (e) For each Company Stock Option labeled as a “Performance Option” on Section 3.02 of the Company Disclosure Schedule, the Merger will constitute a Forfeiture Event (as defined in the grant agreement for each such Company Stock Option) and no other Price Event (as defined in such grant agreements) has occurred.

          SECTION 3.03. Authority for This Agreement.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, except for the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or any of its Affiliates or stockholders are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to completion of the Merger, the Required Company Vote. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles.

          (b) The Board of Directors of the Company, at a meeting duly called and held, has (i) approved and declared advisable and fair to, and in the best interests of, its stockholders, this Agreement and the transactions contemplated hereby, including the Merger, and (ii) resolved to recommend adoption of this Agreement by the stockholders of the Company, subject to the right of the Board of Directors of the Company to withdraw or modify its recommendation in accordance with the terms of this Agreement.

          SECTION 3.04. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any Company Subsidiary, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, Federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) for the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (iii) for the applicable requirements under the DGCL, (c) require any consent, waiver or approval under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective assets are bound, (d) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary other than Permitted Liens or (e) violate any Law or order, writ injunction or decree applicable to the Company or any Company Subsidiary or by which any of their respective assets are bound, except in the case of clauses (b), (c), (d) and (e) for any of the foregoing that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Merger.

          SECTION 3.05. Reports; Financial Statements.

          (a) Since December 1, 2003, the Company has timely filed with the U.S. Securities and Exchange Commission (“SEC”) all forms, reports, schedules, proxy statements, registration statements and other documents required to be filed by it (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Company SEC Reports”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, all of the Company SEC Reports complied in all material respects with all applicable requirements of the Exchange Act, the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the Sarbanes-Oxley Act of 2002 (“SOX”) as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The audited and unaudited consolidated financial statements of the Company included in the Company SEC Reports, as so amended, have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) (except in the case of unaudited statements, as otherwise permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, consolidated stockholders’

deficit and consolidated cash flows for the periods presented therein, except as specifically provided in the notes thereto (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (c) Each of the principal executive officers of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the Company SEC Reports, and the statements contained in such certifications were true and accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

          (d) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, (B) that receipts and expenditures are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.

          (e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed in all material respects to ensure that (A) information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

          (f) As of June 24, 2005, the Indebtedness of the Company and the Company Subsidiaries was not more than $197,000,000 and was comprised solely of amounts outstanding under the Company Credit Agreement and capital leases of machinery and equipment.

          SECTION 3.06. Absence of Certain Changes. Since February 28, 2005 through the date hereof, (x) there has not been any Material Adverse Effect and (y) the Company and Company Subsidiaries have, in the aggregate, conducted their businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement.

          SECTION 3.07. Employee Benefit Matters.

          (a) For purposes of this Agreement, (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, (ii) “ERISA Affiliate” means any trade or business, whether or not incorporated, which, together with the Company or any Company

Subsidiary, is treated as a single employer under Section 4001(b) of ERISA, (iii) “Company Plan” means any Plan (x) maintained, sponsored or contributed to by the Company, any Company Subsidiary or any ERISA Affiliate for current or former employees of the Company or any Company Subsidiary and (y) to which the Company, any Company Subsidiary or any ERISA Affiliate (1) has any obligation to contribute or (2) otherwise has any material liability and (iv) “Plan” means any “employee benefit plan,” within the meaning of ERISA, whether or not subject to ERISA, and any employment, consulting, severance, termination, change in control, retention, deferred or incentive compensation, bonus, commission, stock option or other equity-based or equity-valued, vacation, fringe or other material employee or retiree benefit or compensation plan, program, arrangement, policy or agreement. Section 3.07(a) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of the Company Plans.

          (b) Each Company Plan has been operated and administered, and is, in compliance with its terms and all applicable Laws, except for any failure to so operate or administer or comply in any respect that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (c) No Company Plan (i) has an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code, (ii) is subject to Title IV of ERISA, or (iii) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

          (d) With respect to each Company Plan, (i) the Company and Company Subsidiaries have paid, on a timely basis, all contributions, premiums and expenses due and have adequately and properly accrued all such amounts not yet due but accrued, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and, to the knowledge of the Company, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification, and (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against the assets of such Plan, except in the case of each of the foregoing clauses (i), (ii) and (iii) as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (e) No Company Plan is under audit or, to the knowledge of the Company, is the subject of an investigation (other than audits or investigations in the ordinary course) by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

          (f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, solely or together with any other event, will result in the payment to any employee or director of the Company of any “excess parachute payments” within the meaning of Section 280G of the Code.

          (g) Neither the Company nor any Company Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union applicable to employees of the Company or any of its Subsidiaries.

          (h) Neither the Company nor any Company Subsidiary has violated any provision of Law regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, except for such violations which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (i) Neither the Company nor any Company Subsidiary maintains any retiree life or retiree health insurance plans that are employee welfare benefit plans providing for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee’s termination of employment (except to the extent such continued coverage is required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA) (sometimes referred to as “COBRA” coverage), except as would not be reasonably likely to result in, individually or in the aggregate, a material liability for the Company.

          SECTION 3.08. Litigation, etc. As of the date of this Agreement, there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against or relating to the Company or any Company Subsidiary that involves a claim against the Company or any Company Subsidiary in excess of $1,000,000 or that, individually or in the aggregate, has had or, if adversely determined, is reasonably likely to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Merger.

          SECTION 3.09. Tax Matters.

          (a) The Company and Company Subsidiaries have filed (or have had filed on their behalf), all material Tax Returns required by applicable Law to be filed by them. All such Tax Returns and amendments thereto are true, complete and correct in all material respects.

          (b) The Company and Company Subsidiaries have paid (or have had paid on their behalf) all material Taxes due with respect to any period (or portion thereof) ending prior to or as of the Closing Date.

          (c) There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for liens for Taxes not yet due or for Taxes being contested in good faith for which adequate reserves have been made.

          (d) No Federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are presently pending or threatened in writing with regard to any Taxes owed or claimed to be owed by or on behalf of the Company or any Company Subsidiary. All amounts finally determined to be owing from any Audit or court proceeding relating to Taxes of the Company or any Company Subsidiary have been paid.

          (e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.

          (f) All Tax sharing, indemnity and similar arrangements relating to the Company or any Company Subsidiary (other than this Agreement) will terminate prior to the Closing Date, and neither the Company nor any Company Subsidiary will have any liability thereunder on or after the Closing Date.

          (g) All Taxes and other deductions that are required to be collected or withheld by the Company or any Company Subsidiary have been so collected or withheld and have been paid to the appropriate Governmental Entity.

          (h) Neither the Company nor any Company Subsidiary is, nor has at any time been, a United States real property holding company within the meaning of section 897 of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

          (i) The Company and each Company Subsidiary have made available to Parent any Audit report issued within the last three (3) years relating to any Taxes due from the Company or any Company Subsidiary.

          (j) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

          (k) Neither the Company nor any Company Subsidiary has been a party to or otherwise participated in a “listed transaction” as such term is defined in Treasury Regulation section 1.6011-4 (b)(2).

          (l) With respect to either the Company or any Company Subsidiary, there has been (i) no adjustment that, under section 481 of the Code (or similar provisions of foreign, state or local Tax law), could reasonably be expected to have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary in any Tax period (or portion thereof) ending after the Closing Date (“Post-Closing Tax Period”) and (ii) no agreement under section 7121 of the Code (or similar agreement entered into for Federal, foreign, state or local Tax law purposes) that could reasonably be expected to have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary in any Post-Closing Tax Period.

          (m) Neither the Company nor any Company Subsidiary has received any written assertion, or written threatened assertion, that the Company or any Company Subsidiary has or has had a permanent establishment in any country other than the country in which it is incorporated or in which it maintains its principal place of business.

          (n) Neither the Company nor any Company Subsidiary has been a member of any Company Group other than a Company Group of which the Company is the common parent. None of the Company or any Company Subsidiary has any liability for, or any indemnification or reimbursement obligation with respect to, Taxes of any Person (other than the Company or a Company Subsidiary) (i) under Treasury Regulation section 1.1502-6 (or any similar provisions under foreign, state or local Law), (ii) as transferee or successor, (iii) by contract, or (iv) otherwise.

          (o) To the knowledge of the Company, there is no income or gain of the Company or any Company Subsidiary (including any predecessor of the Company or any Company Subsidiary) deferred pursuant to Treasury Regulation section 1.1502-13 (or any predecessor proposed, temporary or final regulation) with respect to transactions occurring in taxable years beginning before July 12, 1995.

          (p) For purposes of this Agreement, (i) “Tax” or “Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding) and including estimated Taxes, including any interest, additions to tax, or penalties applicable thereto; (ii) “Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes; and (iii) “Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any Company Subsidiary or any predecessor of or successor to the Company or any Company Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Company Subsidiary or any predecessor of or successor to the Company or any Company Subsidiary (or another such predecessor or successor).

          SECTION 3.10. Compliance with Law. The Company and Company Subsidiaries and their personnel and operations are, and have been, in compliance with all Laws applicable to their businesses or operations except where any such violations would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. The Company and Company Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”), except where the failure to hold such Permits, individually or the aggregate, would not reasonably be likely to have a Material Adverse Effect.

          SECTION 3.11. Environmental Matters. Except as would not reasonably be likely to have a Material Adverse Effect, since January 1, 2003:

          (a) to the knowledge of the Company, the Company and Company Subsidiaries are and have been in compliance with all Federal, state, and local Laws and regulations governing pollution, occupational health and safety (as such matters relate to hazardous substances) or the protection of the environment (“Environmental Laws”);

          (b) neither the Company nor any Company Subsidiary has received any written notice or complaint from any Governmental Entity or third Person alleging that the Company or any Company Subsidiary is not in compliance with, or has any material liability under any Environmental Law;

          (c) to the knowledge of the Company, neither the Company nor any Company Subsidiary has caused a release of a pollutant or hazardous substance defined in or regulated under Environmental Laws on any real property owned or leased by the Company or any Company Subsidiary, or arranged for the transport to or treatment or disposal of any hazardous substance at any third Person property, that would require investigation or remediation by the Company or any Company Subsidiary or otherwise give rise to liability under Environmental Laws; and

          (d) copies of all material reports, analyses and correspondence relating to alleged violations of or liabilities under Environmental Laws have been made available to Parent and, to the Company’s knowledge, there are no facts or conditions at any real property owned or leased by the Company or any Company Subsidiary, or relating to the past or current operations of the Company or any Company Subsidiary, that would be reasonably likely to result in liability under Environmental Laws.

The representations and warranties contained in this Section 3.11 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.

          SECTION 3.12. Owned Real Property. Section 3.12 of the Company Disclosure Schedule sets forth a complete list and the location of all real property that is currently owned by the Company or any Company Subsidiary or that is reflected as an asset of the Company or any Company Subsidiary on the consolidated balance sheet of the Company and Company Subsidiaries as of February 28, 2005 included in the Company SEC Reports (the “Owned Real Property”). All improvements on the Owned Real Property are in compliance with current building codes, except for violations that individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect. The Company and Company Subsidiaries, collectively, hold fee simple title to the Owned Real Property, free and clear of any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever (“Encumbrances”), other than (i) mechanics’, carriers’, workers’, repairmen’s or other like liens arising or incurred in the ordinary course of business or in respect of liabilities that are not yet due or that are being contested in good faith; (ii) Encumbrances arising under original purchase price conditional sales contracts and Leases entered into in the ordinary course of business; (iii) liens for Taxes not yet due or for Taxes being contested in good faith for which adequate reserves have been made; (iv) all matters of record; (v) imperfections of title, including encumbrances, encroachments, easements, and covenants and restrictions, relating to the Owned Real Property, that do not, individually or in the aggregate, materially impair the continued use and operation of the property to which they relate; (vi) Encumbrances securing financing or credit arrangements existing as of the date hereof; and (vii) any zoning, building and similar laws or rights reserved to or vested in any Governmental Entity (“Permitted Encumbrances”).

          SECTION 3.13. Leases. Section 3.13 of the Company Disclosure Schedule sets forth a complete list of each lease pursuant to which the Company or any Company Subsidiary currently leases any real property, as lessor or lessee, excluding leases calling for rental or similar periodic payments not exceeding $1,000,000 per annum (each, a “Lease”). A true and complete copy of each Lease has heretofore been made available to Parent. With respect to the Company or a Company Subsidiary, as applicable, each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. There are no existing defaults by the Company or any Company Subsidiary or, to the knowledge of the Company, any third Person under any of the Leases which, individually or in the aggregate, would reasonably be likely to have, a Material Adverse Effect.

          SECTION 3.14. Intellectual Property.

          (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete list of the following categories of Company Owned Intellectual Property as of the date hereof: (i) registered Trademarks and pending Trademark applications; (ii) issued Patents and pending Patent applications; and (iii) registered Copyrights. The Company owns all Company Owned Intellectual Property.

          (b) Except as would not reasonably be likely to have a Material Adverse Effect, to the knowledge of the Company, since January 1, 2003:

     (i) the conduct of the business of the Company and Company Subsidiaries does not infringe, misappropriate or violate any Intellectual Property right of any third Person, and no written notice has been received prior to the date hereof alleging anything to the contrary;

     (ii) all Company Owned Intellectual Property is valid and enforceable, and no written notice has been received prior to the date hereof alleging anything to the contrary;

     (iii) no Trade Secret owned by the Company or any Company Subsidiary has been disclosed to any third Person other than pursuant to written non-disclosure agreements;

     (iv) no third Person has infringed, misappropriated or violated any Company Owned Intellectual Property;

     (v) there are no settlements, forbearances to sue, consents, judgments, orders or other obligations, other than licenses made in the ordinary course of business, that do or may: (A) restrict the rights of the Company or Company Subsidiaries to use any Company Owned Intellectual Property; (B) restrict the conduct of the business of the Company and Company Subsidiaries in order to accommodate a third Person’s Intellectual Property; or (C) permit third Persons to use any Company Owned Intellectual Property.

          (c) For purposes of this Agreement, (i) “Copyrights” means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), and all registrations and applications to register the same; (ii) “Company Owned Intellectual Property” means all Intellectual Property that is purported to be owned by the Company or any

Company Subsidiary; (iii) “Intellectual Property” means Trademarks, Patents, Copyrights, and Trade Secrets; (iv) “Patents” means issued U.S. and foreign patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, and any counterparts claiming priority therefrom; (v) “Trade Secrets” means all categories of trade secrets as defined in the Uniform Trade Secrets Act; and (vi) “Trademarks” means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos and designs, trade names, internet domain names, corporate names and all registrations and applications in connection therewith.

          SECTION 3.15. Material Contracts. Except as set forth in Section 3.15 of the Company Disclosure Schedule or as filed as exhibits to, or incorporated by reference in the Annual Report on Form 10-K of the Company for the fiscal year ended November 30, 2004 filed with the SEC, as of the date hereof neither the Company nor any Company Subsidiary is a party to or bound by (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) any contract or agreement that involves or is anticipated to involve aggregate payments of more than $500,000 per year, or (c) to the Company’s knowledge, any contract or agreement which contains a non-competition covenant that precludes the Company or any of its Affiliates from operating in any line of business or in any geographic location (each contract of the type described in this Section 3.15 being referred to herein as a “Material Contract”). As of the date hereof, neither the Company nor any Company Subsidiary is, or has received any notice or has any knowledge that any other Person is, in default in any respect under any Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for such defaults or events, individually or in the aggregate, that have not had and are not reasonably likely to have a Material Adverse Effect.

          SECTION 3.16. Affiliate Transactions. Except pursuant to any employment agreement with any officer of the Company, and except as disclosed or incorporated by reference in the Annual Report on Form 10-K of the Company for the fiscal year ended November 30, 2004 filed with the SEC, there are no transactions of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC.

          SECTION 3.17. Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each Company Subsidiary have good and valid title to all of their personal properties and assets reflected as being owned by the Company or a Company Subsidiary on the consolidated balance sheet (including in any related notes thereto) as of November 30, 2004 included in the Company’s Annual Report on Form 10-K for the year then ended or acquired after November 30, 2004 (other than assets disposed of since November 30, 2004 in the ordinary course of business consistent with past practice), in each case free and clear of all Liens and title defects, except for Permitted Liens.

          SECTION 3.18. Liabilities. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) set forth in the consolidated balance sheet

(including in any related notes thereto) as of February 28, 2005 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period then ended, (b) incurred in the ordinary course of business since February 28, 2005, (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          SECTION 3.19. State Takeover Statutes Inapplicable. The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) (including the interested stockholder provisions codified in Section 203 of the DGCL) or any anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws is applicable to this Agreement, the Merger and the transactions contemplated by this Agreement (including the Voting Agreement).

          SECTION 3.20. Opinion of Financial Advisor. The Company has received the opinion of Wachovia Capital Markets, LLC dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Merger Consideration is fair from a financial point of view to holders of Shares.

          SECTION 3.21. Required Vote of Company Stockholders. The only vote of the stockholders of the Company required to adopt the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares and Preferred Shares, voting as a single class, as of the record date for the Company Stockholder Meeting or any adjournment or postponement thereof (the “Required Company Vote”). No other vote of the stockholders of the Company is required by Law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and approve the Merger.

          SECTION 3.22. Brokers. No Person (other than Wachovia Capital Markets, LLC (the “Company Financial Advisor”), a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any Company Subsidiary or any of their respective officers, directors or employees.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF GUARANTOR, PARENT AND MERGER SUB

          Guarantor, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

          SECTION 4.01. Organization and Qualification.

          (a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned by Parent.

          (b) Parent is duly qualified to do business as a foreign corporation and is in good standing under the Laws of any state of the United States or any other jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be likely to have a Parent Material Adverse Effect.

          SECTION 4.02. Authority for this Agreement. Each of Guarantor (solely with respect to this Article IV and Section 9.12), Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceeding on the part of Guarantor, Parent or Merger Sub or any of their respective Affiliates or stockholders, including the approval of the stockholders of Parent, is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Guarantor (solely with respect to this Article IV and Section 9.12), Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Guarantor (solely with respect to this Article IV and Section 9.12), Parent and Merger Sub, enforceable against each of Guarantor (solely with respect to this Article IV and Section 9.12), Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles.

          SECTION 4.03. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Guarantor (solely with respect to this Article IV and Section 9.12), Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and Foreign Antitrust Laws, (ii) for the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder or (iii) for the applicable requirements under the DGCL, (c) require any consent, waiver or approval under or result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or (d) violate any Law applicable to Parent or Merger Sub or by which any of their respective assets are bound, except in the case of clauses (b), (c) and (d) for any of the foregoing that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

          SECTION 4.04. Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

          SECTION 4.05. Capital Resources. On or prior to the Closing Date, Parent will, or will cause Merger Sub to, have sufficient cash to provide for payment of the aggregate Merger Consideration, Preferred Merger Consideration, Option Consideration, the Indebtedness of the Company and the Company Subsidiaries immediately prior to Closing, all costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, any obligations in connection with the Dissenting Shares and any other payments or obligations of Merger Sub pursuant to this Agreement.

          SECTION 4.06. Ownership of Shares. Neither Parent nor any of its Subsidiaries (i) owns, directly or indirectly, any Shares or (ii) is a party to any contract, agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares, other than pursuant to this Agreement and the Voting Agreement.

          SECTION 4.07. Brokers. No Person (other than Credit Suisse First Boston LLC) is entitled to receive any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Parent or any of its Subsidiaries or any of their officers, directors or employees.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 5.01. Conduct of Business of the Company. Except as expressly contemplated by this Agreement or Section 5.01 of the Company Disclosure Schedule, required by applicable Law or as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to, use commercially reasonable efforts to conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company will use and will cause each of the Company Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or Section 5.01 of the Company Disclosure Schedule or required by applicable Law, during the period specified in the preceding sentence, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of the Company Subsidiaries to:

          (a) issue, sell or grant options or rights (excluding any options or rights under the Company’s Employee Stock Purchase Plan) to purchase, pledge or receive, or authorize or propose the issuance, sale or grant of options or rights to purchase, pledge or receive any Company Securities, other than the issuance of Shares upon exercise of Company Stock Options outstanding as of the date of this Agreement or upon the conversion of Outstanding Preferred Shares;

          (b) acquire or redeem, directly or indirectly, or amend any Company Securities;

          (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than cash dividends paid to the Company or any wholly-owned Company Subsidiary by any Company Subsidiary or other than dividends paid pursuant to the terms of the Preferred Stock which shall be paid in cash;

          (d) take any action which would (i) cause an adjustment under the Company’s Certificate of Incorporation to the “Stated Amount,” the “Stated Amount Conversion Price,” the “Cash Dividends Conversion Price,” the “Series B Stated Amount,” the “Series B Stated Amount Conversion Price” or the “Series B Cash Dividends Conversion Price” (all as defined in the Company’s Certificate of Incorporation) from the numbers set forth in Section 3.02(b) or would cause the “Deferred Dividend Due Date” (as defined in the Company’s Certificate of Incorporation) to occur before the Effective Time, or (ii) cause the “Stock Price” (as defined in the 2003 Incentive Plan, effective May 12, 2003) as of the Closing Date to be less than $35.41;

          (e) (i) make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities involving the payment or receipt of consideration of $2,000,000 or more (inclusive of assumed debt), individually or in the aggregate for all such acquisitions or sales, leases, encumbrances or other dispositions, as the case may be, except for purchases or sales of supplies, equipment and inventory made in the ordinary course of business and consistent with past practice or (ii) enter into a Material Contract or amend or extend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

          (f) incur or assume any Indebtedness except for short-term Indebtedness incurred under the Company Credit Agreement in the ordinary course of business consistent with past practice or except in amounts not to exceed $300,000 in the aggregate;

          (g) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to the Company or wholly-owned Company Subsidiaries;

          (h) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Company Subsidiaries or in the ordinary course of business);

          (i) change any of the accounting methods, principles or practices used by it except as required by Law or U.S. GAAP;

          (j) make any material Tax election (except as required by Law) or, except as is consistent with past practices, settle or compromise any material Federal, state or local income Tax liability;

          (k) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

          (l) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any Plan, except as required by Law or the terms of the Company Plans currently in effect;

          (m) except as required by applicable Law or pursuant to any collective bargaining or other labor agreement currently in effect, enter into, amend, or extend any collective bargaining or other labor agreement;

          (n) settle or agree to settle any suit, action, claim, proceeding or investigation that is material to the Company (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities to the extent reflected or reserved against in the financial statements as at February 28, 2005, or payable with insurance or incurred in the ordinary course of business subsequent to that date;

          (o) except as specifically permitted by Section 6.02, take any action that would result or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

          (p) agree in writing or otherwise to take any of the foregoing actions.

          SECTION 5.02. Access to Information.

          (a) Between the date hereof and the Effective Time, the Company will give Parent and Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, offices, warehouses and other facilities and, subject to applicable Law and existing confidentiality agreements, to all books and records of the Company and the Company Subsidiaries, will permit Parent and Merger Sub to make such inspections as Parent and Merger Sub may reasonably require (upon reasonable notice to the Company, and provided that such investigations will not include invasive testing except with the written consent of the Company) and will cause the Company’s officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and the Company Subsidiaries as Parent or Merger Sub may from time to time reasonably request.

          (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent, at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company’s SEC filings.

          (c) Each of Parent and Merger Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and the Company Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated March 29, 2005 (the “Confidentiality Agreement”). No investigation conducted pursuant to this Section 5.02 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

          SECTION 6.01. Preparation of the Proxy Statement; Stockholders Meeting.

          (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary proxy statement and any amendments or supplements thereto relating to the Company Stockholder Meeting to be held in connection with the Merger (the “Proxy Statement”). The Company shall file with the SEC the definitive Proxy Statement and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company at the earliest practicable date. The Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Company and Parent, as promptly as practicable, shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response.

          (b) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. Each of Parent and Merger Sub agrees that none of the information supplied by it in writing for inclusion in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          (c) The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), for the purpose of obtaining the Required Company Vote; provided, however, that the Company may extend the date of the Company Stockholder Meeting to the extent (and only to the extent) (i) necessary in order to obtain a quorum of its stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable, (ii) the Company reasonably determines that such delay is required by applicable Law, or (iii) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (which may include Wachovia Capital Markets, LLC), that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law. The notice of such Company Stockholder Meeting shall state that a resolution to adopt this Agreement will be considered at the Company Stockholder Meeting. The Company shall submit such resolution to a vote of the stockholders at the Company Stockholder Meeting whether or not the Board of Directors shall determine after the execution of this Agreement that this Agreement and the transactions contemplated hereby, including the Merger, are no longer advisable and effects a Company Adverse Recommendation Change. Subject to Section 6.02, the Board of Directors of the Company shall recommend adoption by the Company’s stockholders of this Agreement.

          SECTION 6.02. Acquisition Proposals.

          (a) From and after the date of this Agreement, the Company shall, and shall cause the Company Subsidiaries to, and it shall use its reasonable best efforts to cause any of its and their officers, directors, employees, financial advisors, attorneys, accountants, representatives and agents (collectively, “Company Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information furnished by or on behalf of the Company with respect thereto be returned to the Company or destroyed. From and after the date of this Agreement until the termination hereof and except as permitted by the following provisions, the Company shall not, and it shall use its reasonable best efforts to cause the Company Subsidiaries and the Company Representatives not to (i) solicit, initiate, knowingly encourage or knowingly facilitate the making of an Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 6.02(a)) or (iii) other than informing Persons of the existence of the provisions contained in this Section 6.02, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information with respect to the Company or any Company Subsidiary or furnish any Person with access to the properties of the Company or any Company Subsidiary in connection with any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal; provided, however, that, at any time prior to obtaining the Required Company Vote, in response to an unsolicited Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (including Wachovia Capital Markets, LLC), constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was made after the date hereof and did not result from a breach of this Section 6.02, the Company may, (i) furnish information with respect to the Company and Company Subsidiaries to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided, however, that all such information has previously been, or is, in substance, provided to Parent contemporaneously as it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal, and its officers, directors, employees, financial advisors, attorneys, accountants, representatives and agents regarding such Acquisition Proposal.

          (b) For purposes of this Agreement, (i) “Superior Proposal” means an Acquisition Proposal from any Person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, beneficial ownership of more than 50% of the combined voting power of the Company then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries that the Board of Directors of the Company determines in its good faith judgment, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (including Wachovia Capital Markets, LLC), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) would be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such Acquisition Proposal) and is reasonably capable of being completed on the terms proposed; and (ii) “Acquisition Proposal” means any bona fide written proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase of assets of the Company or any Company Subsidiary that constitutes 20% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of beneficial ownership of equity securities of the Company representing 20% or more of the combined voting power of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of the Company representing 20% or more of the combined voting power of the Company, or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

          (c) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement (the “Company Recommendation”), the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, publicly propose to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal (other than one or more of the confidentiality agreements referred to in Section 6.02(a)). Notwithstanding the foregoing, if, before obtaining the Required Company Vote, (x) the Company receives an Acquisition Proposal that the Board of Directors of the Company shall have determined constitutes a Superior Proposal, (y) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (including Wachovia Capital Markets, LLC), that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law and (z) the Company provides written notice (a “Notice of Adverse Recommendation”) advising Parent that the Board of Directors of the Company has made the determination described in clause (y) above, then the Board of Directors of the Company may take either or both of the following actions: (A) make a Company Adverse Recommendation Change and (B) upon termination of this Agreement in accordance with Section 8.03(b), approve and enter into an agreement relating to an Acquisition Proposal that constitutes a Superior Proposal. No Company Adverse Recommendation Change shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover Law (including Section 203 of the DGCL) or other state Law to be inapplicable to the Merger and the other transactions contemplated by this Agreement.

          (d) From and after the date of this Agreement, the Company shall as promptly as practicable (but in any event within two Business Days) advise Parent and Merger Sub of the receipt of any inquiries, requests, proposals or offers relating to an Acquisition Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary that would reasonably be expected to lead to an Acquisition Proposal. Any such notice shall be made in writing, shall indicate the terms and conditions thereof and the identity of the other party or parties involved, and shall include a copy of any such written inquiry, request, proposal or offer. The Company shall inform Parent and Merger Sub promptly and on an ongoing basis of the status and terms of any discussions regarding, or relating to, any such Acquisition Proposal, inquiry or request and, as promptly as practicable, of any change in the price, structure of form of the consideration or material terms of and conditions regarding any such Acquisition Proposal.

          (e) Nothing contained in this Section 6.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any successor or comparable Law) or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (including Wachovia Capital Markets, LLC), failure to so disclose would be reasonably likely to result in a breach of its fiduciary duties or any other obligations under applicable Law.

          SECTION 6.03. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          SECTION 6.04. Certain Filings. Each of the Company and Parent shall promptly make any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to this Agreement, the Merger and the transactions contemplated hereby. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other Laws or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Parent and the Company shall take or undertake all such further action as may be necessary to resolve such objections, if any, as the U.S. Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or jurisdiction (each, a “Government Antitrust Entity”) may assert under relevant antitrust, or competition Laws with respect to the transactions contemplated hereby; provided, however, that nothing in this Agreement shall require, or be construed to require, either Parent or the Company to proffer to, or agree to, sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, before or after the Effective Time, any assets, businesses, or any interest in any assets or businesses, of Parent, the Company or any of their respective Affiliates (or to consent to any offer, sale, disposition, holding or agreement to sell or dispose). Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall keep the other informed of any material communication and provide to the other copies of all correspondence, between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 6.04, and each of the Company and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meetings or conferences with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings or conferences with, any Government Antitrust Entity.

          SECTION 6.05. Public Announcements. Prior to the Effective Time each of Parent and the Company shall consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement without the other party’s prior approval, except as may be required by applicable Law or by the applicable regulations of any relevant stock exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

          SECTION 6.06. Indemnification; Directors’ and Officers’ Insurance.

          (a) Parent and the Company agree that all rights to indemnification for liabilities, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Company’s Certificate of Incorporation or Bylaws and any indemnification agreement in effect at the date hereof, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the fullest extent permitted by Law; provided, however, that in the event any Claim is asserted or made within such six-year period, all such rights, liabilities and limitations in respect of any such Claim shall continue until disposition thereof; provided further that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the DGCL, the Company’s Certificate of Incorporation or Bylaws or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent.

          (b) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent (an “Indemnified Person”) of the Company or any Company Subsidiary against all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “Claim”) to the extent that any such Claim is based on, or arises out of: (i) the fact that such Indemnified Person is or was a director, officer, employee or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (ii) this Agreement or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL, the Company’s Certificate of Incorporation or Bylaws or any indemnification agreement in effect at the date hereof which is set forth in Section 6.06 of the Company Disclosure Schedule, including provisions relating to advancement of expenses incurred in the defense of any such Claim. Without limiting the generality of the preceding sentence, in the event that any Claim is asserted against any Indemnified Person after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the case of a final nonappealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified therefor.

          (c) Parent or the Surviving Corporation shall maintain the Company’s existing directors’ and officers’ liability insurance policy (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially similar coverage (including pursuant to Parent’s own policy) and amounts containing terms no less advantageous to such former directors or officers; provided further that, subject to the preceding proviso, if the existing D&O Insurance expires or is canceled during such period, Parent or the Surviving Corporation shall obtain substantially similar D&O Insurance; and provided further that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date hereof, but in such case, shall purchase as much coverage as possible for such amount. Notwithstanding anything in this Section 6.06(c) to the contrary, Parent may fulfill its (and Surviving Corporation’s) obligations under this Section 6.06(c) by purchasing a D&O Insurance “tail” policy under the Company’s existing D&O Insurance, in either case which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s D&O Insurance in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms with respect to coverage and amounts that are no less favorable in the aggregate than those terms in the Company’s D&O Insurance on the date hereof.

          (d) The obligations under this Section 6.06 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.06(c) (and their heirs and representatives). Each Indemnified Person or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (c) above (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.06, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.06(c) (and their heirs and representatives)) under this Section 6.06 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company’s Certificate of Incorporation or Bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of the Company Subsidiaries, or applicable Law (whether at Law or in equity).

          (e) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 6.06.

          SECTION 6.07. Notification of Certain Matters. The Company shall, upon obtaining knowledge of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of the following, give prompt notice to the Company, of: (i) any notice or other communication from any Person of which the Company has knowledge alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to the knowledge of the Company, threatened against the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.08 or which relates to the consummation of the transactions contemplated hereby and (iv) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to result in any condition to the obligations of any party to effect the transactions contemplated hereby not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 6.08. Employee Matters.

          (a) From and after the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, honor, in accordance with their terms all collective bargaining agreements as set forth in Section 3.07(g) of the Company Disclosure Schedule and any existing supplemental pension arrangements, deferred compensation plans, agreements and arrangements, existing severance and separation pay plans, agreements and arrangements and existing employment, incentive, retention, severance and change of control agreements between the Company or any Company Subsidiaries and any officer, director or employee of the Company or any Company Subsidiaries specified in Section 3.07(a) of the Company Disclosure Schedule. From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to assume expressly and agree to perform each agreement with an individual specified in Section 3.07(a) of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform it if the Merger had not taken place.

          (b) From and after the Effective Time and until the first anniversary of the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to provide to each individual who is employed by any such entity at the Effective Time with (i) an annual salary or hourly wage rate, as applicable, and annual cash bonus opportunities that are no less favorable to such individual than the salary or wage rate and annual cash bonus opportunities provided to such individual by the Company or Company Subsidiaries immediately prior to the Effective Time, (ii) continuation of coverage under the Company’s tax qualified and welfare benefit plans or arrangements, or alternatively, comparable benefits under a different plan or plans; provided, in either case, that the individual be provided with benefits that are no less favorable to the individual in the aggregate than those in effect immediately prior to the Effective Time, and (iii) all other compensation and benefit plans no less favorable, in the aggregate, than those currently provided by the Company and Company Subsidiaries or, as applicable, in accordance with the terms and conditions of any applicable collective bargaining agreement, excluding any equity-based plans, programs or arrangements.

          (c) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and Company Subsidiaries prior to the Effective Time to be taken into account for all purposes, including vesting, participation, eligibility, benefit accrual and benefit determination purposes under employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plan for those purposes; provided, however, that such service shall not be credited for benefit accrual purposes to the extent that such credit would result in a duplication of benefits, and shall not be required to be credited for purposes of benefit accrual under a defined benefit pension plan of Parent or for purposes of providing post-retirement medical or life insurance benefits under any plan of Parent. Employees of the Company and Company Subsidiaries will not be subject to any pre-existing condition limitation and waiting periods under any health plan of Parent, the Surviving Corporation or their Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent will, and will cause its Subsidiaries and the Surviving Corporation and its Subsidiaries to, give such employees credit under such plans for co-payments made, and deductibles and out-of-pocket requirements satisfied prior to the Effective Time.

          (d) To the extent practicable, the Company and Company Subsidiaries will consult with Parent with respect to any communication intended to be broadly circulated to any of their respective employees relating to the transactions contemplated hereby and, in any event, shall promptly provide Parent with a copy of any such written or electronic communication.

          (e) The parties agree that the consummation of the transactions contemplated by this Agreement shall constitute a change in control for all purposes of all Company Plans. The parties further agree that for purposes of this Section 6.08(e), the term “change in control” shall include all equivalent terms as required by context (by way of illustration and not limitation, “Change of Control”).

          SECTION 6.09. Anti-Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any takeover statute on the Merger.

          SECTION 6.10. Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by the Agreement. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors and officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

          SECTION 7.01. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

          (a) The agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement shall have been adopted by the Required Company Vote;

          (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and

          (c) No order or injunction that prohibits the consummation of the Merger shall have been issued by any Governmental Entity against Parent, Merger Sub or the Company and continue to be in effect and no Governmental Entity shall have instituted a proceeding seeking any such order or injunction, which proceeding is pending, and no Governmental Entity shall have threatened to institute a proceeding seeking any such order or injunction and not withdrawn such threat.

          SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable Law:

          (a) The representations and warranties of the Company set forth in the first sentence of Section 3.01 (Organization and Qualification), in Section 3.03 (Authority For This Agreement), in Section 3.19 (State Takeover Statutes Inapplicable), in Section 3.20 (Opinion of Financial Advisor), in Section 3.21 (Required Vote of Company Stockholders) and in Section 3.22 (Brokers) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of the Company set forth in Section 3.02 (Capitalization) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not result in losses to Parent of more than $1,000,000. The representations and warranties of the Company set forth herein (other than those listed in the preceding two sentences) shall be true and correct in all respects

(without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be likely to have or result in, individually or in the aggregate, a Material Adverse Effect.

          (b) The Company shall have performed or complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing, except where the failure to so perform or comply, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

          (c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.02(a), 7.02(b), 7.02(e), 7.02(f) and 7.02(g).

          (d) The Company shall have delivered to Parent a properly executed statement satisfying the requirements of Treasury Regulation sections 1.1445-2(c)(3) and 1.897-2(h) certifying that an interest in the Company is not a U.S. real property interest within the meaning of section 897 of the Code.

          (e) Immediately prior to the Effective Time, the Company shall have declared and paid a cash dividend to holders of Series A Preferred Stock equal to the amount of accumulated but unpaid dividends outstanding as of the Closing Date on the Series A Preferred Stock and a cash dividend to holders of Series B Preferred Stock equal to the amount of accumulated but unpaid dividends outstanding as of the Closing Date on the Series B Preferred Stock.

          (f) The Management Services Agreement, dated June 30, 1999, by and between the Company and Fremont Partners, L.L.C. shall have been terminated no later than the Effective Time.

          (g) Since the date hereof, there shall have been no Material Adverse Effect that is continuing.

          SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

          (a) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.01 (Organization and Qualification) and in Section 4.02 (Authority For This Agreement) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of Parent and Merger Sub set forth herein (other than those listed in the preceding sentence) shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be likely to have or result in, individually or the aggregate, a Parent Material Adverse Effect.

          (b) Parent shall have performed or complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing, except where the failure to so perform or comply, in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

          (c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of Parent, certifying as to the fulfillment of the conditions specified in Section 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

          SECTION 8.01. Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Required Company Vote, by mutual written consent of the Company and Parent.

          SECTION 8.02. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the Required Company Vote, by written notice of either Parent or the Company if:

          (a) the Merger shall not have been consummated by December 31, 2005 (the “Outside Date”); provided, however, that if the conditions to the Closing set forth in Section 7.01(b) or 7.01(c) shall not have been fulfilled (and Section 8.02(c) is not applicable), but all of the other conditions to the Closing have been fulfilled or are capable of being fulfilled, and either Parent or the Company determines that additional time is necessary in connection with obtaining any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity, the Outside Date may be extended by Parent or the Company from time to time by written notice to the other party to a date not beyond March 31, 2006 if it in good faith believes such consent, registration, approval, permit or authorization can be obtained by such date; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.02(a) until five (5) Business Days after the Company Stockholder Meeting occurs if the condition to the Closing set forth in Section 7.01(a) shall not have been fulfilled by the Outside Date due to the Company’s delay of the Company Stockholder Meeting beyond the Outside Date pursuant to Section 6.01(c), but all of the other conditions to the Closing have been fulfilled or are capable of being fulfilled (and Sections 8.02(b), 8.02(c) and 8.02(d) are not applicable);

          (b) upon a vote duly taken at the Company Stockholder Meeting (including any adjournment or postponement thereof) the Required Company Vote shall not have been obtained;

          (c) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.02(c) shall have used its reasonable best efforts to contest and remove such order, decree, ruling or action and shall not be in violation of Section 6.03 or 6.04; or

          (d) any Governmental Entity shall have failed to issue an order, decree or ruling or to take any other action that is necessary to fulfill the conditions set forth in Section 7.01(b), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

          SECTION 8.03. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if:

          (a) there is a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.03(a) or 7.03(b), which has not been cured (or is not capable of being cured) within 30 days following receipt by Parent of written notice of such breach; or

          (b) prior to the approval of the Merger by the Required Company Vote, the Board of Directors of the Company has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall not have materially breached Section 6.02; (ii) the Company shall have (A) notified Parent in writing of its receipt of such Superior Proposal, (B) further notified Parent in writing that the Company intends to enter into a binding agreement with respect to such Superior Proposal and (C) attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice referred to in clause (B); (iii) provided Parent with an opportunity for a period of five (5) Business Days following delivery of the notice referred to in clause (B) to make such adjustments in the terms and conditions of this Agreement so that the transactions contemplated hereby will be at least as favorable to the stockholders of the Company as the Superior Proposal set forth in such notice, and provided Parent with access to Company personnel for the purpose of discussing such adjustments; (iv) Parent does not make, within five (5) Business Days after receipt of the Company’s written notice pursuant to clause (ii)(B) above, an offer that the Board of Directors of the Company shall have reasonably concluded in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized standing (including Wachovia Capital Markets, LLC), is as favorable to the stockholders of the Company as such Superior Proposal; and (v) the Company pays the Termination Fee in accordance with Section 8.06(c).

          SECTION 8.04. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.02(a) or 7.02(b), which has not been cured (or is not capable of being cured) within 30 days following receipt by the Company from Parent of written notice of such breach. For the avoidance of doubt, in connection with a breach of the representation contained in Section 3.02 (Capitalization) that would give rise to a failure of the condition set forth in Section 7.02(b), an offer by the Company to amend this Agreement to provide for a corresponding decrease in the aggregate Merger Consideration and Preferred Merger Consideration to offset the amount of Parent’s losses resulting from such breach would satisfy as cure for such breach (unless such losses exceed $5,000,000) and, if made, would not give Parent the right to terminate this Agreement or abandon the Merger (unless such losses exceed $5,000,000, in which case Parent shall have the right to terminate this Agreement and abandon the Merger pursuant to this Section 8.04).

          SECTION 8.05. Effect of Termination and Abandonment. If this Agreement is terminated and the Merger is abandoned pursuant to this Article VIII, this Agreement, except for the provisions of this Section 8.05 and 5.02(c), 8.06 and Article IX (each of which shall survive any such termination), shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 8.05 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.

          SECTION 8.06. Fees and Expenses.

          (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein (including the last sentence of Section 8.05), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          (b) If (i) an Acquisition Proposal, or any intention (whether or not conditional) on the part of any Person with respect to any potential or future Acquisition Proposal, shall have been publicly announced, disclosed or otherwise communicated to the Board of Directors of the Company, and not withdrawn, (ii) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.02(a) or Section 8.02(b), then the Company shall pay Parent the Termination Expenses. If in addition to the foregoing, within 12 months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (with references in the definition thereof to “20%” deemed to be references to “50.1%”), then the Company shall pay Parent the Termination Fee minus the amount of any Termination Expenses paid. Payment under this Section 8.06(b) shall be made in immediately available funds by wire-transfer to an account designated by Parent, (i) with respect to Termination Expenses, within two Business Days after such termination, and (ii) with respect to the Termination Fee, on or prior to the earlier of the date on which the agreement with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated.

          (c) If this Agreement is terminated by the Company pursuant to Section 8.03(b), then the Company shall pay Parent the Termination Fee in immediately available funds by wire-transfer to an account designated by Parent, on or prior to the earlier of the date on which the agreement with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated.

          (d) If this Agreement is terminated by Parent pursuant to Section 8.04 (solely for a material breach of Section 6.02), then the Company shall pay Parent the Termination Fee in immediately available funds by wire-transfer to an account designated by Parent, within two Business Days after such termination.

          (e) If (i) an Acquisition Proposal, or any intention (whether or not conditional) on the part of any Person with respect to any potential or future Acquisition Proposal, shall have been announced, disclosed or otherwise communicated to the Board of Directors of the Company, and not withdrawn, (ii) the breach by the Company of any covenant that is the basis for termination under 8.04 was willful on the part of the Company, and (iii) this Agreement is terminated by Parent pursuant to Section 8.04 for willful breach by the Company of any covenant (other than as a result of a breach of Section 6.02), then the Company shall pay Parent the Termination Expenses. If in addition to the foregoing, within 12 months after such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (with references in the definition thereof to “20%” deemed to be references to “50.1%”), then the Company shall pay Parent the Termination Fee minus the amount of any Termination Expenses paid. Payment under this Section 8.06(e) shall be made in immediately available funds by wire-transfer to an account designated by Parent, (i) with respect to Termination Expenses, within two Business Days after such termination and (ii) with respect to the Termination Fee, on or prior to the earlier of the date on which the agreement with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated.

          (f) For purposes of this Agreement, (i) “Termination Fee” means an amount equal to $14,350,000, and (ii) “Termination Expenses” means an amount, not to exceed $3,000,000, equal to the documented, out-of-pocket expenses of Parent and Merger Sub, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

          SECTION 8.07. Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of the Company’s stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

          SECTION 8.08. Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 9.02. Entire Agreement; Assignment.

          (a) This Agreement (including the Company Disclosure Schedule) together with the Confidentiality Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties to this Agreement and their respective successors and assigns.

          SECTION 9.03. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally, by facsimile or by overnight courier (with evidence of delivery and postage and other fees prepaid) as follows:

if to Parent, to Merger Sub or Guarantor, to:

Schneider Electric North America
1415 South Roselle Road
Palatine, IL 60067
Attention: Howard E. Japlon

Telephone: (847) 925-3569
Facsimile: (847) 925-7419

with a copy to:	Schneider Electric SA
43-45, boulevard Franklin Roosevelt
92500 Rueil-Malmaison
France
Attention: Pedro Salazar
Telephone: 33 1 41 29 70 98
Facsimile: 33 1 41 29 71 97

with a copy to:	Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, IL 60603
Attention: Dennis V. Osimitz
Telephone: (312) 853-7748
Facsimile: (312) 853-7036

if to the Company, to:	Juno Lighting, Inc.
1300 S. Wolf Road
Des Plaines, IL 60017
Attention: George J. Bilek
Telephone: (847) 827-9880
Facsimile: (847) 827-2925

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, CA 94301
Attention: Kenton J. King
Telephone: (650) 470-4500
Facsimile: (650) 470-4570

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) on the date confirmation is received, if delivered by facsimile or (c) on the first (1st) Business Day after if sent by overnight courier.

          SECTION 9.04. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof.

          SECTION 9.05. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except for the provisions of Sections 6.06 and 6.08, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 9.07. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          SECTION 9.08. Enforcement; Jurisdiction.

          (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court; this being in addition to any other remedy to which they are entitled at law or in equity.

          (b) Legal proceedings commenced by any party hereto arising out of any of the transactions or obligations contemplated by this Agreement shall be brought exclusively in Federal or state court located in the State of Delaware. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees to take any and all future action necessary to submit to the jurisdiction of such courts only for action relating to disputes that may arise in connection with or in relation to the performance of the obligations under this Agreement and further agrees that service of process, summons, notice or document by United States registered mail to its respective address set forth in Section 9.03 (or to such other address for notice that such party has given the other parties notice of in accordance with Section 9.03), shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto irrevocably waives any objection that it now has or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waives any claim that any lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against any party hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of each of the parties therein described, or by appropriate proceedings under any applicable treaty or otherwise.

          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08(c).

          SECTION 9.09. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.10. Interpretation.

          (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          SECTION 9.11. Definitions.

          (a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

          (b) “beneficial ownership” or “beneficially own” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          (c) “Business Day” means a day on which banks are open for business in New York, New York.

          (d) “Company Credit Agreement” means the Credit Agreement, dated as of May 21, 2004, among the Company, Juno Lighting, Ltd., the domestic subsidiaries of the Company identified as “Guarantors” on the signature pages thereto and the several banks and other financial institutions from time to time party to the Credit Agreement, and Wachovia Bank, National Association, a national banking association, as administrative agent for the lenders.

          (e) “Company Subsidiaries” means all Subsidiaries of the Company.

          (f) “Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices or being disputed in good faith), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations in respect of acceptances issued or created, and (d) all accrued interest, fees and penalties related thereto.

          (g) “know” or “knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers.

          (h) “Laws” means any foreign, Federal, state or local law, statute, code, ordinance, regulation, legally binding rule or other legally enforceable obligation imposed by a court or other Governmental Entity.

          (i) “Liens” means all pledges, claims, liens, options, charges, mortgages, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever.

          (j) “Material Adverse Effect” means any state of facts, circumstance, change, development, effect, condition or occurrence that has been or would reasonably be expected to (i) be material and adverse to the financial condition, business, assets, liabilities or results of operations of the Company and Company Subsidiaries, taken as a whole, or (ii) prevent the consummation of the Merger; provided, however, that (I) any seasonal reduction in revenues or earnings that is of a magnitude consistent with prior periods, (II) changes in the United States economy, financial markets, political or regulatory conditions generally, in each case, which do not disproportionately affect the Company and Company Subsidiaries as compared to others in the Industries in any material respect, (III) changes in any of the industries in which the business of the Company and/or the Company Subsidiaries is conducted (including lighting fixtures and systems) (the “Industries”), in each case, which do not disproportionately affect the Company or

Company Subsidiaries as compared to others in the Industries in any material respect, (IV) changes or effects resulting from the entry into and announcement of this Agreement (including stockholder litigation in connection herewith), any actions taken pursuant to and in compliance with this Agreement, or other communication of Parent regarding the plans or intentions of Parent with respect to the conduct of the business or assets of the Company or the Company Subsidiaries, including any resulting loss by the Company and/or the Company Subsidiaries of customers or employees, (V) changes in any Laws after the date hereof which do not disproportionately affect the Company and Company Subsidiaries as compared to others in the Industries in any material respect, (VI) changes in U.S. GAAP, (VII) any actions taken, or failures to take any action, or such other effects, changes or occurrences to which Parent has consented in writing, or (VIII) terrorist activities, war or armed hostilities, shall not constitute a Material Adverse Effect.

          (k) “Parent Material Adverse Effect” means any state of facts, circumstance, change, development, effect, condition or occurrence that has been or would be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement, or on Guarantor to perform its obligations hereunder.

          (l) “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any Subsidiary of it and for which the relevant party or a Subsidiary of it has established adequate reserves, (ii) Liens for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as liabilities on the balance sheet of the relevant party and its consolidated subsidiaries as of November 30, 2004, contained in its SEC Documents or the existence of which is referred to in the notes to such balance sheet and (iv) Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the value or the continued use and operation of the assets to which they relate.

          (m) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (n) “Subsidiary” means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

          SECTION 9.12. Guarantee of Guarantor.

          (a) Guarantor hereby unconditionally and irrevocably guarantees to the Company, each holder of a Share or Preferred Share, each Indemnified Person and their respective successors and permitted assigns the due and punctual payment in full of each obligation (each, an “Obligation” and collectively, the “Obligations”) of Parent under this Agreement and the transactions contemplated hereby. Guarantor agrees that if for any reason whatsoever Parent shall fail or be unable to duly, punctually and fully pay any Obligation, Guarantor shall unconditionally pay the Obligation. Nothing shall discharge or satisfy the liability of Guarantor under the guarantee contained in this Section 9.12 except the full payment of the Obligations. The guarantee contained in this Section 9.12 constitutes a guarantee of payment when due and not of collection.

          (b) Subject to Section 9.12(d), the obligations of Guarantor under this Section 9.12 shall not be subject to any reduction, limitation, impairment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any Obligation. Without limiting the generality of the foregoing, the obligations of Guarantor under the guarantee contained in this Section 9.12 shall not be discharged or impaired or otherwise affected by, (i) the failure of any holder of a Share or Preferred Share or any Indemnified Person to assert any claim or demand or to enforce any right or remedy under this Section 9.12; (ii) any default, failure or delay, willful or otherwise, in the payment of all or any part of any Obligation; or (iii) any other act or omission or delay to do any other act which might in any manner or to the extent vary the risk of Guarantor or which would otherwise operate as a discharge of a guarantor as a matter of law, and Guarantor hereby waives (x) all presentments, demands for payment to Parent, notices of protest for non-payment, notices of default, any other notice, any proof of reliance by any holder of a Share or Preferred Share or any Indemnified Person upon the guarantee contained in this Section 9.12 or acceptance of the guarantee contained herein and all other formalities; (y) any rights to set-off, recoupments, claims, or counterclaims; and (z) any right to revoke or terminate this guarantee.

          (c) In furtherance of the foregoing and not in limitation of any other right which any holder of a Share or Preferred Share or any Indemnified Person may have at law or in equity against Guarantor by virtue of the guarantee contained in this Section 9.12, upon failure of Parent to make any payment pursuant to any Obligations, when and as the same shall become due whether at Closing, under any provision contained in this Agreement or transactions contemplated hereby or otherwise, Guarantor shall pay such Obligation.

          (d) Notwithstanding anything to the contrary set forth in this Section 9.12, Guarantor shall have the right to assert as a defense to any of its obligations hereunder any defense or exercise of rights that would be available to it had it entered into the Obligations directly in the place of Parent.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SQUARE D COMPANY

By:	/s/ David D. Petratis

	Name:	David D. Petratis

	Title:	President & CEO

SCHNEIDER ELECTRIC SA

By:	/s/ Pierre Bouchut

	Name:	Pierre Bouchut

	Title:	CFO

HERA ACQUISITION CORP.

By:	/s/ Amelia A. Huntington

	Name:	Amelia A. Huntington

	Title:	President

[Signature Page to Agreement and Plan of Merger]

JUNO LIGHTING, INC.

By:	/s/ George J. Bilek

	Name:	George J. Bilek

	Title:	Executive VP & CFO, Secretary & Treasurer

[Signature Page to Agreement and Plan of Merger]